Exhibit 99.01

Valero Energy Corporation Provides Second Quarter 2014 Interim Update

SAN ANTONIO, July 14, 2014 – Valero Energy Corporation (NYSE: VLO, “Valero”) announced today that the company expects to report income from continuing operations in the range of $1.10 to $1.25 per share for the second quarter of 2014.

Valero’s refining segment operating income is expected to be higher in the second quarter of 2014 versus the second quarter of 2013 primarily due to higher throughput volumes, as well as wider discounts on sour crude oil and certain types of North American light crude oil, which offset weaker year-over-year gasoline and distillate margins in most regions. In addition, Valero’s ethanol segment operating income is expected to be higher in the second quarter of 2014 versus the second quarter of 2013 mainly due to higher gross margins.

Valero also expects to report a loss from discontinued operations of $63 million, or $0.12 per share, related primarily to a noncash charge associated with recognizing an asset retirement obligation for the Aruba refinery.

As a reminder, Valero management will host a conference call on July 30, 2014 at 10:00 a.m. ET to discuss the quarterly earnings results, which will be released earlier that day, and provide an update on company operations. Persons interested in listening to the presentation live via the internet may log on to Valero’s web site at www.valero.com.

About Valero

Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 10,000 people, and assets include 15 petroleum refineries with a combined throughput capacity of approximately 2.9 million barrels per day, 11 ethanol plants with a combined production capacity of 1.3 billion gallons per year, a 50-megawatt wind farm, and renewable diesel production from a joint venture. Through subsidiaries, Valero owns the general partner of Valero Energy Partners LP (NYSE: VLP), a midstream master limited partnership. Approximately 7,400 outlets carry the Valero, Diamond Shamrock, Shamrock and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.

Valero Contacts

Investors:

John Locke, Executive Director – Investor Relations, 210-345-3077

Karen Ngo, Manager – Investor Relations, 210-345-4574

Media: Bill Day, Vice President – Media and Community Relations, 210-345-2928

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Safe-Harbor Statement

Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” “intend,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.